Exhibit 10.5

Hexcel Corporation

Director Compensation Program

(as of May 10, 2007)

Each member of the Board of Directors (the “Board”) of Hexcel Corporation (the “Company”) who is not an employee of the Company (each a “Non-employee Director”) shall receive compensation for such person’s services as a member of the Board as outlined in this Director Compensation Program.

Cash Compensation

Annual Retainer Fees

•                  Annual retainer fee in the amount of $30,000

•                  Additional annual retainer fee in the amount of $5,000 for the Chairman of each standing committee of the Board other than the Audit Committee

•                  Additional annual retainer fee in the amount of $10,000 for the Chairman of the Audit Committee

Meeting Fees

•                  Fee in the amount of $1,500 for attending any meeting of the Board in person

•                  Fee in the amount of $750 for attending any meeting of the Board by telephone

•                  Fee in the amount of $750 for attending any meeting of any committee of the Board, whether in person or by telephone

Equity Compensation

Upon (1) initial election to the Board and (2) upon re-election to the Board and effective as of the date of the Annual Meeting of Stockholders each year, each Non-employee Director shall be awarded a grant of Restricted Stock Units (RSUs) on the following basis:

•                  The aggregate value of each grant shall be set at $50,000, but shall be reviewed and is subject to change by the Compensation Committee from time to time based on the advice of its independent compensation consultant and other factors it deems relevant.

•                  Each RSU shall have a value equal to the closing price of a share of common stock on the date of grant.

•                  The RSUs shall vest ratably on a daily basis over the one year period beginning on the grant date, and will convert into an equal number of shares of common stock on the first anniversary of the date of grant.

•                  Each director will have the option to elect to defer conversion of the RSUs until such time as the director leaves the Board.  With respect to grants upon initial election to the Board, such election must be made prior to the date of grant.  With respect to grants upon re-election to the Board, such election must be made by December 31 of the year prior to the year in which the grant is awarded. This will defer conversion, but not vesting.

•                  The RSUs will be issued under a Restricted Stock Unit Agreement in a form approved by the Compensation Committee from time to time. The appropriate officers of the Company have the authority to make changes to the form of Restricted Stock Unit Agreement to preserve the tax deferred nature of any deferral election by a director in accordance with the requirements of the American Jobs Creation Act of 2004.